FOSTER WHEELER TO CLOSE
                        DANSVILLE MANUFACTURING FACILITY

         HAMILTON, BERMUDA, December 4, 2002--Foster Wheeler Ltd. (NYSE:FWC) announced today that its subsidiary Foster Wheeler Energy Corporation would close the Dansville, New York, manufacturing facility. The closure is necessary because of continued financial losses at the plant, the inability to reduce future operating cost, and the decline in business conditions in the energy sector.
         The Company will begin curtailing operations immediately with an anticipated closure date of February 2003.
         As previously reported, this closure will result in a charge of approximately $6 million. In accordance with the provisions of SFAS 146, "Accounting for Costs Associated with Exit or Disposal Activities," approximately $4.7 million of this amount will be recorded during the fourth quarter 2002, and the remainder will be recorded during the first half of 2003.
         The company is notifying the workforce, union and government agencies in accordance with "The Worker Adjustment and Retraining Notification Act". In addition, management will work with the New York State Department of Labor and related agencies to provide employees with outplacement services.

                                      # # #
Notes to Editors:

1. Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of design, engineering, construction, manufacturing, project development and management, research, plant operation and environmental services. The corporation is domiciled in Bermuda, and its operational headquarters are in Clinton, N.J. For more information about Foster Wheeler, visit our Web site at WWW.FWC.COM.

2.       Safe Harbor Statement

     This news release contains forward-looking statements that are based on management's assumptions, expectations and projections about the various industries within which the Corporation operates. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The corporation cautions that a variety of factors, including but not limited to

                                                                         MORE...

     the following, could cause business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the energy, power and environmental industries, changes in regulatory environment, changes in project schedules, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, outcomes of pending and future litigation, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, changes in financial markets, and the outcome of cash-generation initiatives.


                                      # # #

     12-04-02
     Media Contact:              Sherry Peske                 908-730-4444
     Investor Relations:         John A. Doyle, Jr.           908-730-4270
     Other Inquiries:                                         908-730-4000